UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California  94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (510) 683-5900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 2, 2008, AXT, Inc., (“AXT” or the “Company”) entered into a new lease agreement (the “New Lease”) with T. Drive Partners, L.P., a California partnership (the “Lessor”) of the facility located at 4281 Technology Drive, Fremont, California (the “Facility”) with approximately 27,760 square feet.  The New Lease shall commence on December 1, 2008 for a term of seven years, with an option by the Company to cancel the New Lease after five years, upon forfeiture of the security deposit and payment of one-half of the fifth year’s rent.  The base rent for the New Lease shall be $0.72 per square foot per month triple net, with annual rental increases of 4.5% per annum, payment of $50,000 security deposit, and tenant improvements of $575,000 to be amortized over seven years at 4% per annum.

The New Lease will replace the Company’s existing lease at this facility in its entirety.  The New Lease is filed as Exhibit 10.28 to this Form 8-K and is incorporated herein in its entirety.

Item 1.02 Termination of a Material Definitive Agreement

The Company financed the original purchase of its Fremont, California manufacturing facility at 4311 Solar Way, Fremont, California (the “Solar Way Property”), by long-term borrowings, which were refinanced by taxable variable rate revenue bonds in 1998 pursuant to the Variable Rate Taxable Demand Revenue Bonds Series 1998 (the “Bonds”) under that certain Indenture by and between the Company and Harris Trust Company of California, dated December 1, 1998 (the “Indenture”).  The Bonds, which trade in the public market, mature in 2023.  Repayment of principal and interest under the bonds is supported by a letter of credit from Wells Fargo Bank, National Association dated March 14, 2003 (the “Reimbursement Agreement”) and has been paid on a quarterly basis.  We have also pledged and placed certain investment securities with an affiliate of the bank as additional collateral for this facility.  We have the option to redeem the bonds in whole or in part during their term.

The Company completed the sale of the Solar Way Property on March 28, 2008.

On July 1, 2008, the Company exercised its right to redeem the Bonds and to terminate the Agreement and related obligations (the “Redemption”). In connection with the Redemption, the Company repaid all outstanding indebtedness and accrued interest under the Bonds, of approximately $6.45 million. Accordingly, all remaining obligations of the Company under the Bonds, the Indenture and the Reimbursement Agreement have terminated and the $6.6 million recorded as restricted deposits on the consolidated balance sheets as of March 31, 2008 as a result of the outstanding principal amount on the Bonds has been released.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.28	Lease Agreement dated July 2, 2008 by and between AXT, Inc. and T. Drive Partners, L.P., a California partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: July 8, 2008	By:	/s/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.28	Lease Agreement dated July 2, 2008 by and between AXT, Inc. and T. Drive Partners, L.P., a California partnership.